UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE
SECURITIES ACT OF 1933

For the year ended December 31, 2023

StorEn Technologies, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11240

Delaware	36-4855792
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)
12 E. Stone Ave Greenville, SC 29609	631-686-4009
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  StorEn Technologies, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on September 1, 2020, as modified by any Supplements and Amendments thereto.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors." The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Introduction

We have created an efficient, powerful, durable and cost-effective battery, which answers the call for long-lasting and affordable energy storage. Our disruptive proprietary all-vanadium flow battery technology delivers a low cost-per-cycle energy storage device - up to eight times lower than lithium-ion batteries, and enables self-consumption of self-produced electricity and the transition towards a carbon-free economy.  The life of our batteries is 25 years, or more than 15K charge-discharge cycles without any decay in capacity.

Incubated at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in New York, we deliver proprietary innovation, building upon the demonstrated strengths of vanadium flow batteries to revolutionize the world of residential and industrial energy storage. Our proprietary technology brings superior performance at a lower cost, thus fulfilling market demand for more efficient and cost-effective energy storage. We have taken what vanadium batteries already deliver - durability and sturdiness - and through extensive research and development, have enhanced the electrical efficiency of the power module or stack, the core component of the battery hosting a stack of power cells, and the energy density of the electrolyte and module, ultimately reducing manufacturing and end-user prices.

Our System

In homes with solar, our batteries work synergistically with the existing solar system. During the day, solar panels capture energy from the sun, which charges our battery while simultaneously powering a home or office. As day turns to night, the battery takes over, providing green energy, and maximizing solar system dependability.

In addition to its solar storage capabilities, our battery, in locations with dual rates, can store power from the grid at night when electricity prices are low. By using battery power during peak electricity times, customers can lower their utility bills. Additionally, in the event of an emergency, our battery provides continuity to homes and offices, for vital devices such as telecommunication, lighting, refrigeration, and heating and ventilation systems.

Our batteries are modular. Our residential battery design can be configured in either 20kWh or 30kWh, while sharing the same power module, which allows our customers to pay only for the energy capacity they need. Additional modules can be connected for maximum flexibility.

Our Batteries

Our batteries have the following characteristics:

•	Estimated 25 year battery life.

•	Maintain 100% capacity over lifetime.

•	Operate at 100% depth of discharge.

•	No self-discharge.

•	Operate in harsh climates, while delivering higher efficiency.

•	Low maintenance.

•	Electrolyte nearly 100% recyclable and reusable in new batteries.

•	Cost/Cycle up to four times lower than lithium batteries.

•	Over 50% more power density than batteries with the same stack size.

•	Over 30% smaller than competitor’s flow batteries at the same energy parity.

Exclusive Supply and Distribution Agreement

In December 2018, we entered into a binding Memorandum of Understanding with Multicom Resources, an Australian company, which was superseded with a binding Memorandum of Understanding entered into in April 2020, which appears as Exhibit 6.5 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Memorandum of Understanding, Multicom agreed to supply us with, and we agreed to exclusively purchase from Multicom, vanadium pentoxide, a key chemical used in our batteries. The MOU has a term of five years, and has three five year renewal options. Pursuant to the MOU, we agreed to enter into a Distribution Agreement with Multicom’s subsidiary, Freedom Energy Pty Limited, granting Freedom Energy Pty. Limited, an exclusive right to sell and distribute our vanadium flow batteries in the Asia-Pacific region for five years, and has three five year renewal options. In addition, Multicom agreed to purchase three residential vanadium flow batteries, the first, in exchange for $100,000, and the remaining two in exchange for $400,000, for an aggregate price of $500,000. We agreed that in connection with each such purchase, we would issue Multicom a pro rata portion of 125,000 of our Shares. The first battery was purchased in April 2020. In addition, Multicom agreed that its subsidiary, Freedom Energy, will assemble our batteries within Australia and distribute them across the Asia Pacific region. Multicom has completed a concept design for a full-scale manufacturing facility for our batteries. Prior to that, we and Multicom intend to open a pilot manufacturing plant. The first battery was installed in November 2020 at National Battery Testing Centre (NBTC) in Brisbane, a flagship project of the Future Battery Industries CRC, a federal organization supporting the creation of a battery industry in Australia.

In April 2020, we entered into a Distribution Agreement with Arco Fuel Cells S.r.l., which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

In October 2023, we became a charter member of the South Carolina Tech Hub, SC NEXUS. In October 2023, the U.S. Department of Commerce’s Economic Development Administration (EDA) designated the SC Nexus for Advanced Resilient Energy (SC NEXUS) as one of 31 Regional Technology and Innovation Hubs (Tech Hubs) nationwide. Led by the South Carolina Department of Commerce, SC NEXUS aims to be a global leader in advanced resilient energy by developing, testing, and deploying exportable electricity technologies tools critical to the national and global advanced energy supply chain.

SC NEXUS will leverage the region’s dynamic and growing manufacturing base, superior research capabilities, and demonstrated record of public-private collaboration to innovate and commercialize emerging energy storage materials and manufacturing techniques. In doing so, SC NEXUS seeks to strengthen domestic manufacturing and national energy security.

In November, 2023, we sold a prototype system to Coelmo SPA located in Italy. This system is being used as an evaluation system for the future development of a hybrid battery/diesel generator for sale in various industries.

Tax Incentives

The Internal Revenue Service (IRS) has provided for a Federal Investment Tax Credit on the purchase price of residential energy storage batteries, which tax credit is up to 26% for systems installed during 2020, 22% for systems installed in 2021, and 10% for systems installed after 2021. The value of the credit depends on the percentage of electricity coming from the sun. For example, if the battery is charged by solar panels 90% of the time, then the battery is eligible for 90% of the Investment Tax Credit. Additional state credits may further reduce the cost of an energy storage system. Although energy storage is a relatively young industry, a growing number of states and municipalities will support the installations of solar-powered batteries to accelerate the transition to renewables and the reduction of greenhouse gas emissions.

Government Regulation

We are subject to various federal, state and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as Federal Trade Commission regulations, health and safety codes, and environmental laws. We are seeking a UL Certificate to enable us to market and sell our batteries. UL LLC is a global independent safety certification company with more than a century of expertise in safety solutions from public adoption of electricity to new breakthroughs in sustainability, renewable energy and nanotechnology. Dedicated to promoting safe living and working environments, UL helps safeguard people, products and places.

Accomplishments and Awards

We have achieved the following accomplishments:

•	Built, tested and independently validated our prototype battery at the Advanced Energy Centre at Stony Brook University.
•	Sold and shipped our first commercial battery installed in November 2020 in Australia.
•

We received an order for a battery to Canada.

Completed our Patent Cooperation Treaty National Phase filings to extend our patent applications to major countries and regions, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.

•	Launched TitanStack™, a research and development program to develop a larger battery stack Delivered working system to Coelmo SPA.

We have been awarded several technology and innovation awards and grants.

•	R&D Award from the Empire State Development's Division of Science, Technology and Innovation (NYSTAR)

•	R&D Award from the New York State Energy Research and Development Authority (NYSERDA)

•	2019 Innovator of the Year Award by InnovateLI

•	Finalist at 12th Columbia University Energy Symposium

•	Finalist at the New York State Energy Research and Development Authority (NYSERDA) 76 West Competition

•	Finalist at Cleantech Open, the leading cleantech accelerator program in the US

Competitors

A handful of companies worldwide are currently working with vanadium flow battery technology. To our knowledge, and based on limited public information available, the primary focus of these competitors is on larger grid-scale batteries as a way to achieve economies of scale and cost reduction. Because of the limited public information available, it is difficult to ascertain the technological development reached by our competitors.

Intellectual Property

We have filed four patent applications covering different aspects of our technology which are described below, and have filed trademarks for the brands we have created to designate the technology underlying each such patent application:

•	MULTIGRIDS™ - Our innovative stack fluid dynamic, improves the electrical performance of the stack, delivers higher power density, and has the potential to reduce the power cost of the battery.

•	THERMASTABLE™ - Our innovative geothermal underground battery design, enables outdoor installation in locations with harsh climates, enhances resiliency to natural disasters, vandalism and theft, and increases battery efficiency, thereby reducing energy costs.

•	EQUILEVELS™ - Our innovative electrolyte rebalancing method that will eliminate scheduled maintenance visits and reduces costs.

•	RESAFE™ - Our innovative leak control system that will eliminate scheduled maintenance visits and reduce costs.

We also hold a trademark for TitanStack™, a system which is currently in research and development, for embedding our Multigrids™ technology into large grid scale applications to remove dimensional constraints and enable the construction of large stacks.

We have filed to extend our PCT patent applications to major regions and countries, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.

In addition to our patents and trademarks, we hold various trade secrets for the manufacturing and construction of our batteries.

Employees

We currently have 5 full-time employees. We also have 2 full time contractors and 3 part time contractors.

Property

Our corporate headquarters is located at 12 E Stone Ave, Greenville, South Carolina. This space is leased. We also have 4,400 square feet leased space of manufacturing and workshop space located at 400 Birnie St. Greenville, South Carolina. We share research and development space with Arco Technologies at their facility located at Via Badini 21, Quarto Inferiore, Bologna, Italy.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2023 (the “2023 Annual Period”), and the twelve-month period ended December 31, 2022 (the “2022 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as a Delaware corporation on January 3, 2017, and our headquarters are located in Greenville, SC. We design, manufacture, market and sell innovative vanadium flow batteries using our own intellectual property.

Results of Operation

Revenue and Cost of Goods Sold

We generated $34,724 revenues during the 2022 Annual Period, and $50,303 revenues during the 2023 Annual Period. Our costs of goods sold during the 2022 Annual Period was $56,490. We had -$43,143 cost of goods sold during 2023, resulting in profit of $ 7,160

Operating Expenses

Our operating expenses consist of general and administrative expenses, research and development expenses and sales and marketing expenses. For the 2023 Annual Period, our operating expenses were $ 1,901,707 including, $ 1,231,040 in general and administrative expenses, $ 413,495 in research and development expenses, $ 227,424 in sales and marketing expenses and $ 29,748 in Depreciation Expense For the 2022 Annual Period, our operating expenses were $ 1,404,935 including, $ 996,201 in general and administrative expenses, $ 178,279 in research and development expenses, $ 216,067 in sales and marketing expenses and $ 14,388 in Depreciation Expense. The increase in operating expenses during the 2023 Annual Period is primarily a result of increased research and development expenses resulting from hiring full time employees, moving to our new manufacturing facility, and development of our products and technology.

Net Operating Loss

Our net operating loss for the 2023 Annual Period, was $ 1,894,547, compared to $ 1,426,701, for the 2022 Annual Period.

Other Expenses

For the 2023 Annual Period, we had -$2,836 in other income/expenses compared to -$18 for the 2022 Annual Period

Net Loss

For the 2023 Annual Period, we had a net loss of $ 1,897,383 , compared to a net loss of $ 1,426,719, for the 2022 Annual Period.

Liquidity and Capital Resources

In 2023Annual period we have raised over $ 983,961 through various securities offerings, which we have used for research and development, operations and prototyping our systems. As of December 31, 2023, we had $ 238,681 in cash, compared to $1,795,411 in cash, as of December 31, 2022.

As of December 31, 2023, we had total outstanding liabilities of $ 197,940, compared to $ 728,514, as of December 31, 2022.

We will incur significant additional costs in finalizing the development of our products, and in production, marketing and sales, and intend to continue to fund our operations through funds received from this offering. We may also engage in additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

There are no long-term debts as of December 31, 2023.

Plan of Operations

We are investing in the continued growth of our brand and are generating sizeable net income losses as a result.  We are seeking to hit the following milestones:

•	Completion of a facility for volume manufacturing of our batteries;

•	Building Prototypes of our Residential and Industrial Batteries

•	Identifying Program Partners for Sales and Support of our systems worldwide

•	Developing an Investor Purchase Program to allow our 8,500 individual investors to have priority to purchase our Residential systems.

•	Sale and installation of Industrial Systems.

•	Access Federal and Grant funding to further research and develop our technology.

The extent to which we will be able to complete the milestones outlined above is dependent upon the success of our marketing efforts and our utilization of cash.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
John Davis	Chief Executive Office, & Director	66	April 2022 – Present	Full Time

Angelo D’Anzi	Chief Technology Officer & Director	56	January 2017 – Present	Full Time

Gabriele Colombo	Secretary	51	January 2017 - Present	1 hour

Davide Biggi	Chief Financial Officer	43	June 2022 - Present	Part Time

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

Passing of Carlo Brovero

On April 20th, 2022, our Chief Executive Officer, Carlo Brovero passed away after a brief illness. On April 26th 2022, the Board of Directors selected John Davis as the new Chief Executive Officer.

John Davis, has served as our Chief Executive Officer, and as a Director since April 2022. Between July 2021 and April 2022, Mr. Davis served as our Director of Business Development, where he was responsible for Developing Business Relationships in the industries we intend to supply our solutions. Between July 2019 and March 2020, he served as Director of Business Development for XNRGI, Inc, where he was responsible for all aspects of company business relationships including sales and operations. Between May 2018 and July 2019 he served in the roll of Outside Business Advisor for The University of West Florida, where he was responsible for representing the University concerns in the Northwest Florida business community. Between July 2014 and July 2018, John served as Vice President of Sales and Business Development for ZincNyx, Inc, where he was responsible for all sales and partnerships of the company.

Angelo D’Anzi, has served as our Chief Technology Officer and a director since our inception in January 2017, and is primarily responsible for the technical development of our products. Since May 2018, he has also served as a director of Arco Fuel Cells S.r.l., where he was responsible for the company’s fuel cell technical development activities. In March 2013, Mr. D’Anzi founded Proxhima, a vanadium flow battery company, which was sold in May 2015 to the Gala Group, a utility listed on the Milan Stock Exchange. In 2000, Mr. D’Anzi founded ROEN-EST, a fuel cell company acquired by the Arcotronics Nissei group in 2003, and served as chief executive officer and chief technology officer after the acquisition. Mr. D’Anzi also served as chief executive officer of Morphic Fuel Cells, until its acquisition by General Electrics in 2009. Mr. D’Anzi holds 14 international patents. He received the 2003 Sapio Award in the Energy and Transportation category with a paper titled “Technological Transfer between Research Institutions and Private Companies in the Polymer Electrolyte Fuel Cell Technology". Mr. D’Anzi holds a MBA degree from the LUISS Business School in Rome.

Gabriele Colombo, has served as our secretary since our inception in January 2017. Between February 2019 and the present, he has served as the chief executive officer of Leonardo Hispania S.A., a subsidiary of the Leonardo Group of Italy, an aerospace, defense and security conglomerate. Between April 2017 and February 2019, Mr. Colombo served as Senior Vice President - Head of Line of Business at Leonardo Hispania S.A. where he was responsible for the profit & loss of one product line. Prior thereto, between January 2012 and March 2017, Mr. Colombo served as Regional Manager at Leonardo Hispania S.A. where he lead a team of 25 country business regions with responsibility for marketing analysis, strategy development, and imitative deployment and goal setting. In 2013, Mr. Colombo was a founder of Proxhima S.r.l. Mr. Colombo holds a Honors Degree in Computer Engineering (University of Pisa) and a II Level Master Degree in Business Leadership (University of Genova).

Davide Biggi, has served as our Chief Financial Officer since May of 2022. Davide Biggi graduated with honors from the University of Pisa in Corporate Finance and Financial Markets; in with 15 years of work experience he has acquired specific skills in financial planning and management starting from the drafting of the annual budget to the reporting period for management. His skills include treasury management, corporate tax planning and management and the auditing of medium-sized companies up to the drawing up of the Annual Report.

In 2023, we dissolved our Board of Advisors.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2023

Name	Capacities in which compensation received	Cash Compensation	Other Compensation (1)	Total Compensation
John Davis 12 E Stone Ave. Greenville,SC	Chief Executive Officer and Director	$210,000	$0	$210,000
Angelo D’Anzi 12 E Stone Ave. Greenville, SC	Chief Technology Officer and Director	$210,000	$0	$210,000

The directors do not receive any compensation for their service as directors.

We are party to two-year employment agreements with each of Mssrs. Davis and D’Anzi, pursuant to which we have agreed to pay each an annual salary of $210,000. If either is terminated without cause, we are obligated to pay them severance in an amount equal to one year salary. The employment agreements for Mr. Davis and Mr. D’Anzi appear as Exhibits 6.2 and 6.3, respectively, to the Offering Statement of which this Offering Circular forms a part.

As of December 2021, we have accrued liabilities for unpaid salaries due to Carlo Brovero and Angelo D’Anzi.. The balance of the amounts due to Mssrs. Brovero and D’Anzi as of December 31, 2021, was $353,747. In December of 2022, Mr D’Anzi credit was paid in full. In June of 2023, Mr. Brovero’s credit was paid in full.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Common Stock (which are our only voting securities) as of March 31, 2023, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Angelo D’Anzi 12 E Stone Ave. Greenville, SC	3,300,000	0	49%
Common Stock	Carlo Brovero Estate	1,500,000	0	22%
Common Stock	All directors and officers as a group (2 persons)	5,100,000	0	76%

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In July 2019, Mr. Palmedo loaned us $50,000, which accrued interest at a rate of 15% per annum. In January 2020, we paid Mr. Palmedo $ 54,911 in satisfaction of all principal and interest accrued on the loan.

Pursuant to a Loan Agreement we entered into with Mr. Colombo in June 2019, Mr. Colombo, advanced us $32,843 and $21,000, in July 2019 and October 2019, respectively, which loans accrued interest at a rate of 15% per annum through November 30, 2019, and commenced accruing interest at 20% per annum thereafter. Each advance is due and payable twelve months following the date of such advance. We repaid these loan in November 2020.

In January 2020, we acquired 1.11% of the ownership interests of Arco Fuel Cells S.r.l., in exchange for $110,120.08. In March 2020, Arco acquired 26,410 shares of our common stock for $4.20 per share for a total of $110,120.08. Mr. D’Anzi is a director of Arco.

In April 2020, we entered into a Distribution Agreement with Arco, which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

In 2019 we paid $24,554 in expenses to Mr. D’Anzi, as reimbursement for prototyping and development expenses he incurred on our behalf.

ITEM 6. OTHER INFORMATION

In September of 2022, the company moved all operations from Stony Brook University to our new headquarters in Greenville, South Carolina. Our new headquarters is located at 12 E. Stone Ave. Greenville, South Carolina and our manufacturing and system development facility is located at 400 Birnie Ave. Greenville, South Carolina.

ITEM 7. FINANCIAL STATEMENTS

StorEn Technologies, Inc.

A Delaware Corporation

Financial Statements

December 31, 2023 and 2022

StorEn Technologies, Inc.

INDEPENDENT AUDITORS’ REPORT

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com	To the Board of Directors and Management of StorEn Technologies, Inc.
Greenville, South Carolina

Opinion

We have audited the financial statements of StorEn Technologies, Inc. (“the Company”) (a Delaware corporation), which comprise the balance sheets as of December 31, 2023 and 2022 and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of StorEn Technologies, Inc. as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of StorEn Technologies, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has accumulated deficits, and negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about StorEn Technology Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of StorEn Technology Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about StorEn Technology Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

April 29, 2024

AICPA 2024

STOREN TECHNOLOGIES, INC.

BALANCE SHEETS

As of December 31, 2023 and December 31, 2022

	12/31/23	12/31/22
ASSETS
Current Assets
Cash and cash equivalents	$238,681	$1,795,411
Other current receivables	65,195	111,219
Advances to Suppliers	6,985	249,900
Inventory	294,445	123,385
Loans to related parties - Arco Tech Srl	200,000	-
Investments	698,720	698,720
Total Current Assets	1,504,026	2,978,635

Non-Current Assets
Property and equipment, net	182,993	161,409
Right of Use Asset	151,503	139,850
Other Assets	8,610	11,234
Total Non-Current Assets	343,106	312,493

TOTAL ASSETS	$1,847,132	$3,291,128

LIABILITIES AND STOCKHOLDER'S EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts payable	$-	$328,645
Other Current Liabilities	41,189	68,492
Related party Loan	-	188,138
Right of Use Liability	90,757	78,739
Total Current Liabilities	131,946	664,014

Non-Current Liabilities
Right of Use Liability	65,994	64,500
Total Non-Current Liabilities	65,994	64,500

Total Liabilities	197,940	728,514

Commitments & Contingencies

Stockholder's Equity / (Deficit)
Common Stock, 0.00001 par, 10,000,000 shares authorized 8,398,375 and 8,277,617 shares issued and outstanding , as of Decemebr 31st, 2023, and December 31st, 2022, respectively.	83	82
Additional paid-in capital	9,250,645	8,266,685
Treasury Stock	-113,563	-113,563
Accumulated deficit	-7,487,973	-5,590,590
Total Stockholder's Equity / (Deficit)	1,649,192	2,562,614

TOTAL LIABILIITES AND STOCKHOLDER'S EQUITY / (DEFICIT)	$1,847,132	$3,291,128

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

For the year ending December 31, 2023 and 2022

	12/31/23	12/31/22
Net revenues	$50,303	$34,724
Cost of goods sold	-43,143	-56,490
Gross profit / (loss)	7,160	-21,766

Operating expenses:
General and administrative	1,231,040	996,201
Research and development	413,495	178,279
Sales & marketing	227,424	216,067
Depreciation Expense	29,748	14,388
Total Operating Expenses	1,901,707	1,404,935

Loss from operations	-1,894,547	-1,426,701

Other Income / (Expense):
Other income / (expense)	-2,836	-18
Total Other Income / (Expense)	-2,836	-18

Loss before benefit / (provision) for income taxes	-1,897,383	-1,426,719

Net Loss	$-1,897,383	$-1,426,719

Basic and diluted net loss per share	$-0.23	$-0.18

Weighted average shares outstanding - basic and diluted	8,337,996	8,131,155

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

As of December 31, 2023 and December 31, 2022

							Total
			Additional				Stockholder's
	Common Stock		Paid-in	Treasury	Subscription	Accumulated	Equity /
	Shares	Amount	Capital	Stock	Receivable	Deficit	(Deficit)
Balance at December 31, 2021	7,984,692	$79	$7,023,431	-	$-587,802	$-4,163,871	$2,271,837

Issuance of common stock	390,892	4	1,831,055	-	-	-	1,831,059
Cancellation of common stock	-97,967	-1	-587,801	-	587,802	-	-
Treasury Stock	-	-	-	-113,563	-	-	-113,563
Net loss	-	-	-	-	-	-1,426,719	-1,426,719
Balance at December 31, 2022	8,277,617	$82	$8,266,685	-113,563	$-	$-5,590,590	$2,562,614

Issuance of common stock	120,758	1	729,353	-	-	-	729,354
Deposit Hold Release	-	-	254,607	-	-	-	254,607
Net loss	-	-	-	-	-	-1,897,383	-1,897,383
Balance at December 31, 2023	8,398,375	$83	$9,250,645	-113,563	$-	$-7,487,973	$1,649,192

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2023 and 2022

	12/31/23	12/31/22
Cash Flows From Operating Activities
Net Loss	$-1,897,383	$-1,426,719
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	29,748	14,388
ROU	1,859	3,389
(Payments) / proceeds on related party loans	-	188,138
Changes in operating assets and liabilities:
(Increase) / Decrease in other current receivables	46,024	-111,219
(Increase) / Decrease in advances to suppliers	242,915	-249,900
(Increase) / Decrease in inventory	-171,060	-66,895
(Increase) / Decrease in deposits	2,624	-11,234
Increase / (Decrease) in accounts payable	-328,645	-78,598
Increase / (Decrease) in other current liabilities	-27,303	68,492
Net Cash Used In Operating Activities:	-2,101,221	-1,670,158

Cash Flows from Investing Activities
Loans to related parties - ARCO Tech Srl	-200,000	0
Purchase of property and equipment	-51,332	-175,377
Net Cash Used In Investing Activities:	-251,332	-175,377

Cash Flows from Financing Activities
Loans to related parties	-188,138	0
Proceeds from issuance of common stock	983,961	1,831,059
Payments from buy-back of treasury stock	0	-113,563
Net Cash Provided By Financing Activities:	795,823	1,717,496

Net Change in Cash	-1,556,730	-128,039

Cash at Beginning of Period	1,795,411	1,923,450
Cash at End of Period	$238,681	$1,795,411

Supplemental disclosure of cash flow information
Cash Paid for Interest	-	-
Cash Paid for Income Taxes	-	-
Supplemental disclosure of non-cash financing activities
Conversion of convertible notes	-	-

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

NOTE 1: NATURE OF OPERATIONS

StorEn Technologies, Inc. (the “Company”), is a corporation organized under the laws of the State of Delaware. The Company is developing patent-pending Vanadium Flow Batteries for efficient and cost- effective energy storage. The Company is headquartered in the U.S. and has operations in Italy through a divisional office.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of the financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. While management believes that such estimates are reasonable when considered in conjunction with the Company’s financial position, actual results could differ materially from those estimates.. The Company adopted the calendar year as its basis of reporting.

Sales and Marketing Costs

Sales and marketing costs, including advertising costs, are expensed when incurred. Total advertising costs incurred for the periods ended December 31, 2023 and 2022 totaled $227,424 and $216,067, respectively.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2023 and December 31, 2022, the Company’s cash and cash equivalents exceeded FDIC insured limits by $0 and $1,545,411, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.

For fiscal years beginning after December 15, 2022, ASC 326, or the Current Expected Credit Loss (CECL) standard, was effective for all entities, requiring these to estimate and recognize expected credit losses on financial assets, such as loans and debt securities, based on historical experience, current conditions, and reasonable forecasts.

We implemented ASC 326 with no material change to the financial statements. As of December 31, 2023 and December 31, 2022, the Company did not carry any receivables.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. The inventory balances as of December 31, 2023 and December 31, 2022 are recorded as current assets on the balance sheet and totaled $294,445 and $123,385 as of December 31, 2023 and December 31 2022.

As of December 31, 2023 no raw materials were included in inventory; only finished products were present. With regards to the specific kind of finished products held, as of December 31, 2023, these consisted of #2 200KWh battery packs (acquired during 2023, for $135,000 ea. from a company headquartered in India), as well as sundry components for the same, which enable Us to have two fully functional battery systems ready to be sold.

Property and Equipment

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balance at December 31, 2023 and December 31, 2022 have an estimated useful life of 5 years. The Company also depreciates equipment over the useful life. The Company’s property and equipment consisted of equipment and furniture.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities inactive markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

The carrying amounts reported in the balance sheets approximate their fair value.

The Company’s investment assets are measured at cost basis as of December 31, 2023 and December 31, 2022 but were considered at current fair value as of December 31, 2023 and December 31, 2022 for the purposes of impairment analysis.

Investments - Other

The Company has an investment in a privately held company, that is also a related party as the Company’s Chief Technology Officer owns the Company receiving the investment. The Company’s accounting for investments in investments depends on several factors, including level of ownership, power to control, and the legal structure of the entity making the investment as this Company does not have readily determinable fair values. Accordingly, the Company accounts for this investment using the cost method, less adjustments for impairment. The Company made an investment of $110,920 during the year ended December 31, 2020 and a further one of $587,800 during the following year. At each reporting period, management reviews each investment for indication of impairment, such as financial difficulties or bankruptcy, or other information reported to the Company that would indicate there has been a decline in the value of the investment. Any amounts identified are deemed impaired and adjusted accordingly. No impairment charges were deemed necessary as of December 31, 2023 and December 31, 2022. The carrying amount for the investments was thus $698,720 as of December 31, 2023 and December 31, 2022.

Revenue Recognition

The Company recognizes revenues in accordance with FASB ASC 606, Revenue from Contracts with Customers, when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled their sole performance obligation. Revenues are recognized on these arrangements after the pre-sold units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved.

During the period ending December 31, 2023 all revenue came from one customer, Coelmo spa, an Italian non-related party headquartered in Naples and was relative to the sale of a 30kWH flux battery system consisting of a 5KW stack, a Battery Management System and 1.000 liters of electrolyte.

Research and Development

Research and development costs are expensed as incurred, with such expenses totaling $413,495 and $178,279 for the periods ended December 31, 2023 and 2022 respectively. With regards to expenses incurred in the period ended December 31, 2023 these were relative to prototyping efforts for the following types of batteries and related components:

▪	12V 82 Amp battery included with proprietary Battery Management System (BMS);
▪	12 V 164 Amp battery included with proprietary BMS;

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

▪	24V 82 Amp battery included with proprietary BMS;
▪	24V 164 Amp battery included with proprietary BMS;
▪	24V 164/240 Amp Battery for material handling.

Stock-Based Compensation

During the year ended December 31, 2019, the Company early adopted ASU – 2018-07, which simplifies stock-based compensation issued to non-employees. The Company accounts for stock-based compensation to both employee and non-employees in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions, aside from that discussed below. The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company has cumulative tax loss positions of $7,260,734 and $5,363,351 as of December 31, 2023 and December 31, 2022, respectively. Therefore, the Company has deferred tax assets of $1,895,052 and $1,399,835 as of December 31, 2023 and December 31, 2022, respectively from this net operating loss carryforward and other book-to-tax differences, calculated using the Company’s combined effective Federal and state income tax rate of 26.1%. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize this deferred tax asset for future tax benefit, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero as of December 31, 2023 and December 31, 2022.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Due to the full valuation allowance, no provision for tax was recorded for the period ended December 31, 2023. The Company owes no federal or state tax as of December 31, 2023. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Notwithstanding that the Company is in a working capital position of $1,372,080, the Company is in a cumulative net loss position of $7,487,973 as of December 31, 2023, had negative cash flows from operations of $2,101,221 and a net loss of $1,897,383 for the year ending December 31, 2023. The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

Offering of Common Stock

The Company has authorized 10,000,000 shares of $0.00001 par value common stock. As of December 31, 2023, and December 31, 2022 8,398,375 and 8,277,617 shares of common stock, were issued and outstanding, respectively. During the periods ended December 31, 2023 and December 31, 2022, the Company raised gross proceeds of $729,353 and $1,831,055, respectively, in an offering of its common stock pursuant to an offering under Regulation Crowdfunding, issuing 120,758 and 390,892 shares of common stock.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Common Stock Purchase Agreement

On July 1, 2022 the Company and related party Arco Fuel Cells Srl terminated the common stock purchase agreement originally entered upon on October 1, 2021 due to the commercial relationship between the parties having evolved in a way that made the aforementioned agreement no longer strategically appropriate.

Accordingly, 97,967 of the Company’s authorized shares were cancelled (less than $1.00 par value) and the associated $587,801 receivable due for additional paid-in capital was thus written off.

Stock buy back

On December 12, 2022 the Company and related party Arco Technologies Inc. entered into an agreement by which StorEn agreed to repurchase 26,410 shares of its own common stock from Arco Technologies Inc. at a purchase price of $4.3 per share, or $113,563 in the aggregate.

Stock Cancellation

On July 17, 2023 the Company resolved to cancel 101,000 yet to be issued common shares.

Deposit Hold Release

During the period ending December 31, 2023 We received the aggregate net sum of $254,607 from Start Engine, which was relative to Our previous crowdfunding campaign, and accordingly debited additional paid in capital.

NOTE 5: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 6: RELATED PARTY TRANSACTIONS

Common stock purchase agreement with Arco Fuel Cells Srl

In 2020, during their first crowdfunding campaign, We acquired $110,920 in Arco Fuel Cells srl shares equal to 1.046% of current outstanding shares. In 2021, during their second crowdfunding campaign We acquired a further $587,800 in Arco Fuel Cells Srl shares, equal to 1.246% of current outstanding shares. As of December 31, 2022 We thus owned 2.292% of currently outstanding Arco Fuel Cells Srl shares.

Upon the first investment We made, Arco Fuel Cells Srl made a $100,920 investment in Our share capital, and acquired 26,410 shares. Upon Our second investment, Arco Fuel Cells srl committed to a further $587,002 investment in order to acquire 97,967 of our shares. The second investment made by Arco Fuel Cell also generated a $587,001 subscription receivable.

In the fall of 2022 the agreement by which Arco Fuel Cells srl committed to the second investment in Our share capital was terminated by both parties. As a result, We bought back the 26,410 shares which Acro Fuel Cells srl had acquired in their first investment – these are now part of treasury stock – and the 97,967 shares which were the object of the second investment commitment, were cancelled.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Use of Italian Warehouse

The Company uses a physical warehouse in Italy, which is provided free of charge by related party Arco Fuel Cells Srl.

Expenses and accruals from related party transactions

During the year ended on December 31, 2023 We paid for the following services from related party Arco Technologies Srl:

▪	on 03/01/23 – PO 2022000123: design services for $80,684.86 (less 46,739.02 advanced payment made in 2022) regarding stack 800 cm2 + residential battery design
▪	on 03/30/23 – PO 2022000124: design services for $206,000 regarding #4 27 kW FC stacks integrated with anode injector, thermostatic valve, sensors recirculatory circuits and CVM
▪	on 11/16/23 – PO 2022000125: advanced payment for design services for $49,900 regarding KW/30KWh - Electrical System Development For Residential Battery

Also during 2023 our Italian Banch paid for the following services from related party Arco Technologies Srl:

▪	on 06/28/23 – PO 2022000125: advanced payment for design services for $45,000 regarding KW/30KWh - Electrical System Development For Residential Battery
▪	on 07/11/23 – PO 2022000125: advanced payment for design services for $48,800 regarding KW/30KWh - Electrical System Development For Residential Battery

Payments made to former Director, Carlo Brovero

During the year ended on December 31, 2021 We owed then Director Mr. Brovero an aggregate sum of $61,150 for accrued salaries. On March 18, 2022 the sum of $4,736.96 was paid out to Mr. Brovero as an advance on this sum. Mr. Brovero died in early April 2022 and the original aggregate sum was paid out to his estate during 2023. on May 30, 2023.

Service Agreement

On April 26, 2022, the Company and related party Arco Fuel Cells Srl entered into a Product Design Service Agreement (“Original Arco PO”) to be retroactively effective as from April 1, 2022. Said agreement required a set of deliverables to be completed no later than August 23, 2022. Total cost for the services was set in $300,000.

On August 24, 2022 the Original Arco PO expired and the Company and Arco FC Srl entered into a new Product Design Service Agreement (“Current Arco PO”). Said agreement requires a set of deliverables to be completed no later than August 23, 2025. Total cost for the services is set in $300,000.

No expense or accruals relating to these agreements have been recognized in 2023.

Loan to related party

On January 2nd, 2023, the Company entered into an unsecured, non-interest bearing loan agreement with related party Arco FC for the sum of $ 200,000 which is set to be paid back on January 1st, 2025 in a lump sum.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

NOTE 7: DEBT

Related Party Notes Payable

During 2022, accrued compensation for $188,138 originally booked under related party accounts payable was converted into a non-interest bearing, twelve month term, shareholder loan. The loan was subsequently paid-off during march 2023.

NOTE 8: LEASES

Under Topic 842, a contract is a lease, or contains a lease, if the contract conveys the right to control the use of identified property, plant, or equipment (an identified asset) for a period of time in exchange for consideration. To determine whether a contract conveys the right to control the use of an identified asset for a period of time, an entity shall assess whether, throughout the period of use, the entity has both of the following: (a) the right to obtain substantially all of the economic benefits from use of the identified asset; and (b) the right to direct the use of the identified asset.

The Company leases office and research facilities under operating leases which expire through 2025. The Company’s leases have remaining lease terms of 2 year to 3 years, some of which include options to extend the leases for 3 years. Leases with an initial term of 12 months or less are not recorded on the balance sheets; expense for these leases is recognized on a straight-line basis over the lease term. Variable lease payments are expensed as incurred and are not included within the lease liability and right-of-use assets calculation.

Lease of Space Located at 400 Birnie Street Greenville, SC 29611

On July 22, 2022, the Company entered into a lease agreement with Birnie Park LLC for office and light manufacturing space located at 400 Birnie Street Greenville, SC 29611 (the “Original Birnie Street Lease”).

The term of the Original Birnie Street Lease commenced on September 1, 2022 (the “Original Birnie Street Commencement Date”). The initial term of the Original Birnie Street Lease was to extend approximately two years from the Original Birnie Street Commencement Date and ending September 30, 2024, unless extended or earlier terminated in accordance with the Lease. While extensions were not prohibited, the Company did not have the right to unilaterally elect to extend the term of the Original Birnie Street Lease for an additional term.

Under the terms of the Original Birnie Street Lease, the Company leased approximately 2,400 square feet at 400 Birnie Street Greenville, SC 29611 and pays an initial charge of $2,090 per month, with increases in rent each year during the term as set out in the table below. The Company was also responsible for paying its proportionate share of real estate taxes and other operating cost.

On August 23, 2023, the Company entered into an addendum to the Original Birnie Street Lease (“Birnie Street Lease Addendum”) which (a) added a further 2,199 +/- of tenant space, (b) extended the expiration date of the lease by 12 months to September 30, 2025, (c) increased the rent to $4,862.70 beginning October 1, 2023 and ending September 30, 2025, and, finally (d) to reflect the new lessee’s pro-rata share to be equal to 15.5%. The Birnie Street Lease Addendum is effective as of October 1, 2023. This lease is accounted for as an operating lease.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Future Minimum Lease Payments as of December 31, 2023

Year	Rent
2024	$56,192
2025	$42,144
Total	$96,336

Lease of Space Located at The Waldrep Building, 12 East Stone Avenue, Greenville, South Carolina 29609-5620,

On June 9, 2022, the Company entered into a lease agreement with Waldrep Properties LLC for office and ancillary use space located at The Waldrep Building, 12 East Stone Avenue, Greenville, South Carolina 29609-5620 (the “Waldrep Building Lease”).

The term of the Waldrep Building Lease commenced on July 1, 2022 (the “Waldrep Building Commencement Date”). The initial term of the Waldrep Building Street Lease will extend approximately three years from the Waldrep Bulding Commencement Date and ending July 31, 2025, unless extended or earlier terminated in accordance with the Lease. The Company has the three (3) one (1) year options to extend the Lease Term upon not less than one hundred twenty (120) days written notice to the Landlord prior to the expiration of the immediately preceding term.

Under the terms of the Waldrep Building Lease, the Company leases approximately 2,566 square feet at The Waldrep Building, 12 East Stone Avenue, Greenville, South Carolina 29609-5620, and pays an initial charge of $16.02 psf per annum, with increases in rent each year during the term as set out in the table below. The Company is also responsible for paying its proportionate share of real estate taxes and other operating cost. This lease is accounted for as an operating lease.

Future Minimum Lease Payments as of December 31, 2023

Year	Rent
2024	$42,874
2025	$25,446
Total	$68,320

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

Balance Sheet Classification of Operating Lease Assets and Liabilities

Asset	Balance Sheet Line	December, 31 2023
Operating Lease ROU Waldrep Building	Non Current Assets	$60,082
Operating Lease ROU Birnie Street	Non Current Assets	$91,421

Liability	Balance Sheet Line	December, 31 2023
Operating Lease Liability Waldrep Building	Non Current Liabilities	$24,930
Operating Lease Liability Waldrep Building	Current Liabilities	$39,540
Operating Lease Liability Birnie Street	Non Current Liabilities	$41,065
Operating Lease Liability Birnie Street	Current Liabilities	$51,216

Undiscounted Cash Flows

The table below reconciles the undiscounted cash flows for each year to the finance lease liabilities and operating lease liabilities recorded on the balance sheet.

Operating Leases
2024	$99,066
2025	$67,590
Total Minimum Lease Payments	$166,656
Less:
Amount of lease payments representing interest (Waldrep Building)	$(3,832)
Amount of lease payments representing interest (Birnie Street)	$(6,073)
Present value of future minimum lease payments	$156,751
Less: current obligations under leases	$(90,756)
Long-term lease obligations	$65,995

NOTE 9: RECENT ACCOUNTING PRONOUNCEMENTS

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

As of December 31, 2023 and December 31, 2022

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company does not have any outstanding convertible instruments, neither in the form equity, nor in the form of debt.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 10: SUBSEQUENT EVENTS

Stock Issuance

During the first months of 2024 a further 45,535 shares were issued via crowdfunding, bringing the total number of outstanding shares to 8,443,910 and the number of shareholders to 8,892 Proceeds from the issuance were equal to $ 225,818.15.

Management’s Evaluation

Management has evaluated subsequent events through April 29, 2024, the date the financial statements were available to be issued. Based on this evaluation, no further material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

ITEM 8. EXHIBITS

EXHIBITS

2.1	Amended and Restate Certificate of Incorporation (1)

2.2	Bylaws (2)

4.1	Form of Subscription Agreement (3)

6.2	Employment Agreement with John Davis (4)

6.3	Employment Agreement with Angelo D’Anzi (5)

6.4	Distribution Agreement with Arco Fuel Cells S.r.l. (6)

6.5	Multicom Memorandum of Understanding (7)

(1)	Filed herewith.
(2)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex2-1.htm
(3)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920090886/tm2022587d4_ex4-1.htm
(4)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-2.htm
(5)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-3.htm
(6)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-4.htm
(7)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-5.htm

SIGNATURES

STOREN TECHNOLOGIES, INC.

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stony Brook, NY., on April 29, 2024

STOREN TECHNOLOGIES INC.

By	/s/ John Davis		Dated: April 29, 2024

	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

/s/ Angelo D’Anzi	Dated: April 29, 2024
Angelo D’Anzi, Chief Technology Officer and Director